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                                                                  EXHIBIT (a)(2)

FROM:      Gaurav S. Dhillon, Chief Executive Officer

SUBJECT:   OFFER TO EXCHANGE OPTIONS

DATE:      July 20, 2001

IMPORTANT NEWS--PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE 9:00 P.M. PDT ON SEPTEMBER 12, 2001

        The Board of Directors of Informatica Corporation (the "Company") has adopted resolutions approving the offer to all eligible employees who hold stock options under (1) the Company's 2000 Employee Stock Incentive Plan, as amended, and as may be amended from time to time (the "2000 Plan"), (2) the Company's 1999 Stock Incentive Plan, as amended, and as may be amended from time to time (the "1999 Plan"), (3) the Company's 1996 Flexible Stock Incentive Plan (the "1996 Plan"), (4) the Company's 1993 Flexible Stock Incentive Plan (the "1993 Plan"), (5) the Influence Software, Inc. 1996 Incentive Stock Option Plan (the "Influence Plan") and (6) the Zimba 1999 Stock Option Plan (the "Zimba Plan," and, together with the 2000 Plan, the 1999 Plan, the 1996 Plan, the 1993 Plan and the Influence Plan the "Option Plans") the opportunity to exchange outstanding stock options for options exercisable at the closing Nasdaq price on March 14, 2002, or a later date if the exchange offer is extended. Informatica Corporation ("Informatica," also referenced herein as "us," "we" and "our") is making the offer upon the terms and conditions described in (i) the Offer to Exchange; (ii) this memorandum; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer. This offer expires at 9:00 p.m. Pacific Daylight Time on September 12, 2001.

        If you are eligible and you elect to participate in this exchange offer, your existing eligible unexercised stock option (the "Old Option") will be cancelled and you will receive a promise to issue a new option (the "New Option"). You will be granted a New Option to purchase one share of Informatica common stock for each share represented by the Old Option, less any shares which you have already exercised (that is, you will receive a replacement option covering one share for every share that is cancelled). Except in certain cases discussed below, the New Option will be substantially similar in terms and conditions as the Old Option and will be granted under the terms of either the 2000 Plan or the 1999 Plan, at the discretion of Informatica's Board of Directors. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

        You may participate in the offer if you are one of the following eligible persons as of the date the offer commences and through the date of cancellation and exchange of the Old Options:

        - an employee of Informatica Corporation or one of our subsidiaries residing or working in Australia, Belgium, Canada, France, Germany, Japan, the Netherlands, Norway, Singapore, Switzerland, the United Kingdom or the United States.

Our affiliates, including members of our board of directors and executive officers listed Schedule A to the Offer to Exchange are not eligible to participate.


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THE NEW OPTIONS

1. All Old Options cancelled pursuant to this program are eligible to be exchanged for New Options granted under either the 2000 Plan or the 1999 Plan, at the discretion of the Board of Directors.

2. The exercise price of the New Option will be equal to the closing price on Nasdaq on the day we grant the New Option, which is expected to be March 14, 2002, unless the exchange offer is extended.

        If Informatica is acquired by another company, then the New Option you receive could be for the purchase of the acquirer's stock (as opposed to Informatica's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant.

        The exercise price of the New Options may be higher, or lower, or the same as the exercise price of your Old Options.

        THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT TO YOU.

3. The New Option will vest in accordance with the vesting schedule of the Old Option.

4. If your employment with Informatica or any of its subsidiaries terminates voluntarily OR involuntarily for any reason prior to the grant of the New Option, you will not receive a New Option. Unless otherwise expressly provided in your employment agreement or by the applicable laws of a non-U.S. jurisdiction, your employment with Informatica will remain "at-will" and can be terminated by you or Informatica at any time, with or without cause or notice.

5. Any New Options which you receive in exchange for Old Options will be non-qualified stock options, regardless of whether the Old Options you exchanged were incentive stock options or non-qualified stock options.

6. All other terms of either the 2000 Plan or the 1999 Plan, as applicable to the New Option you receive, will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. All Old Options held by eligible employees and which were granted under the Option Plans are eligible for consideration for cancellation and grant of New Options, assuming your election is received by 9:00 p.m. Pacific Daylight Time on September 12, 2001 or, if we have extended the offer, by the new expiration of the offer.

2. Any of your eligible outstanding, unexercised options granted under the Option Plans may be cancelled. If you elect to cancel any options within a stock option grant, the option grant must be cancelled with respect to all unexercised options within that grant.

3. If a decision is made to cancel a grant, all grants issued since March 13, 2001 (within the six months prior to cancellation) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant New Options on March

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        14, 2002, unless we have to change the grant date because the offer was extended beyond its original expiration date.

4. Individuals canceling a grant pursuant to this program will not be eligible for additional grants until March 14, 2002, or a later date if we extend the offer.

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment is terminated by you or Informatica prior to the grant date of the New Option, and you will not receive any New Options.

6. All rights to your Old Options which are cancelled will be irrevocably forfeited.

        THIS OFFER IS NOT A GUARANTEE OF EMPLOYMENT FOR ANY PERIOD. UNLESS OTHERWISE EXPRESSLY PROVIDED IN YOUR EMPLOYMENT AGREEMENT OR THE APPLICABLE LAWS OF A NON-U.S. JURISDICTION, YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

        All eligible option holders must complete an Offer to Exchange Options Election Form ("Election Form") and hand deliver, courier or fax a signed copy to Deborah Haynes, Stock Plan Administrator at Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California, 94303, fax no. (650) 213-8364, no later than 9:00 p.m. Pacific Daylight Time on September 12, 2001. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) to be cancelled if you wish to participate.

        Informatica intends to e-mail a confirmation of receipt to you within 2 business days of receiving your Election Form. This will merely be a confirmation that we have received your Election Form; your options will not be cancelled until September 13, 2001, which is the first business day following the expiration of the Offer. If you have not received a confirmation of receipt, it is your responsibility to ensure that we have received your Election Form.

IF YOUR ELECTION IS RECEIVED AFTER 9:00 P.M. PACIFIC DAYLIGHT TIME ON SEPTEMBER 12, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE REJECTED THE OFFER TO EXCHANGE.

        You will also receive a more detailed document, entitled the Offer to Exchange Certain Outstanding Options for New Options under the 2000 Employee Stock Incentive Plan and the 1999 Stock Incentive Plan (generally referred to as the "Offer to Exchange"), explaining the program in greater detail. PLEASE NOTE THAT THIS MEMORANDUM IS NOT A SUBSTITUTE FOR THE INFORMATION INCLUDED IN THE OFFER TO EXCHANGE, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER, WHICH, TOGETHER WITH THIS MEMORANDUM CONSTITUTE THE ENTIRE OFFER. YOU SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

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